Exhibit 99.2

TRADING DATA

The following table sets forth all transactions in the Common Stock of the Issuer effected in the last sixty days by the Politan Funds. Except as otherwise noted below, all such transactions were purchases or sales of shares of Common Stock effected in the open market, and the table excludes commissions paid in per share prices.

Trade Date	Expiration Date	Buy/Sell	No. of Shares/ Quantity	Unit Cost/ Proceeds	Security
9/8/2023	N/A	Buy	18,996	$52.26	Common Stock
9/8/2023	3/9/2026	Buy	219,884	$52.26	Physically Settled Swap
9/8/2023	3/9/2026	Sell	219,884	$52.26	Cash Settled Swap
9/11/2023	3/9/2026	Buy	221,384	$52.07	Physically Settled Swap
9/11/2023	3/9/2026	Sell	221,384	$52.07	Cash Settled Swap
9/11/2023	N/A	Buy	19,168	$52.07	Common Stock
9/12/2023	3/9/2026	Sell	213,295	$51.11	Cash Settled Swap
9/12/2023	3/9/2026	Buy	213,295	$51.11	Physically Settled Swap
9/12/2023	N/A	Buy	38,424	$51.33	Common Stock
9/12/2023	3/9/2026	Sell	1,654,563	$51.14	Physically Settled Swap
9/12/2023	N/A	Buy	1,654,563	$51.14	Common Stock
9/13/2023	3/9/2026	Buy	171,825	$51.03	Physically Settled Swap
9/13/2023	3/9/2026	Sell	171,825	$51.03	Cash Settled Swap
9/13/2023	N/A	Buy	39,655	$50.99	Common Stock